Exhibit 99.1

Media Release
Peabody Reports Results For Quarter Ended September 30, 2023
Re-entered Zone B at North Goonyella and Reached Agreement to Acquire Adjacent Coal Deposit
Initiated Longwall Installation at Shoal Creek
ST. LOUIS, October 26, 2023 – Peabody (NYSE: BTU) today reported net income attributable to common stockholders of $119.9 million, or $0.82 per diluted share, for the third quarter of 2023, compared to $179.2 million, or $1.15 per diluted share in the second quarter. Peabody had Adjusted EBITDA1 of $270.0 million in the third quarter of 2023 compared to $358.2 million in the prior quarter.
“In the third quarter of 2023, we delivered strong operational results with better-than-expected production and effective cost management. The diversity of our portfolio enables us to provide consistent and predictable results,” said Peabody President and Chief Executive Officer Jim Grech. “We made substantial progress on strengthening our metallurgical platform as we moved to the next stage of redevelopment at North Goonyella and agreed to acquire an adjacent coal deposit. The addition of this world-class coal deposit in the same seam as North Goonyella leverages our existing infrastructure and equipment. The acquired resources will support a North Goonyella mine life of 25 years or more, making North Goonyella a premier, tier one premium hard coking coal mine.”
Highlights
•Reported third quarter Adjusted EBITDA of $270 million, operating cash flow from continuing operations of $87.5 million (net of $81 million in working capital charges) and $989 million of Cash and Cash Equivalents at September 30, 2023
•Reported higher production levels at three of four operating segments compared to prior quarter
•Exceeded anticipated PRB volumes by 8 percent, shipping ~23 million tons in the quarter
•Reported lower than anticipated costs per ton in three of our four operating segments during the quarter
•Successfully re-entered Zone B at North Goonyella, a key project milestone, and received full funds approval from the Board to complete development with longwall production targeted in 2026
•Reached an agreement to acquire a large portion of the Wards Well coal deposit, an underground premium hard coking coal resource immediately adjacent to our existing North Goonyella mine
•Progressed installation of a new longwall at Shoal Creek, on plan, with longwall production targeted early in the first quarter of 2024
•Reached a $72 million settlement with the U.S. Department of Labor (DOL) for disputed legacy black lung claims avoiding significantly higher collateral requirements under proposed DOL rules
1 Adjusted EBITDA and Available Free Cash Flow are non-GAAP financial measures. Adjusted EBITDA margin is equal to segment Adjusted EBITDA divided by segment revenue. Revenue per Ton and Adjusted EBITDA Margin per Ton are equal to revenue by segment and Adjusted EBITDA by segment, respectively, divided by segment tons sold. Costs per Ton is equal to Revenue per Ton less Adjusted EBITDA Margin per Ton. Management believes Costs per Ton and Adjusted EBITDA Margin per Ton best reflect controllable costs and operating results at the reporting segment level. We consider all measures reported on a per ton basis, as well as Adjusted EBITDA margin, to be operating/statistical measures. Please refer to the tables and related notes in this press release for a reconciliation and definition of non-GAAP financial measures.

•Year to date, returned $307 million through our shareholder return program through October 20, including $287 million of share repurchases and dividends of $21 million
•Declared a dividend on common stock of $0.075 per share on October 26, 2023
Third Quarter Segment Performance

Seaborne Thermal
	Quarter Ended			Nine Months Ended
	Sept.	Jun.	Sept.	Sept.	Sept.
	2023	2023	2022	2023	2022
Tons sold (in millions)	4.2	4.0	3.7	11.8	11.5
Export	2.7	2.6	1.6	7.4	5.6
Domestic	1.5	1.4	2.1	4.4	5.9
Revenue per Ton	$71.38	$100.59	$95.54	$89.06	$83.30
Export - Avg. Realized Price per Ton	99.55	139.88	187.94	127.67	148.68
Domestic - Avg. Realized Price per Ton	20.92	23.76	21.77	23.23	21.15
Costs per Ton	43.68	50.88	49.22	48.35	45.22
Adjusted EBITDA Margin per Ton	$27.70	$49.71	$46.32	$40.71	$38.08
Adjusted EBITDA (in millions)	$115.5	$197.5	$171.2	$477.0	$438.5
The seaborne thermal segment shipped 4.2 million tons, including 2.7 million export tons. The average realized export price was 29 percent lower than the prior quarter due to coal product mix and lower average seaborne thermal benchmark prices. Total segment costs of $43.68 per ton were 14 percent lower than the second quarter due to higher production and lower sales price sensitive costs. The segment reported Adjusted EBITDA margins of 39 percent and Adjusted EBITDA of $115.5 million.

Seaborne Metallurgical
	Quarter Ended			Nine Months Ended
	Sept.	Jun.	Sept.	Sept.	Sept.
	2023	2023	2022	2023	2022
Tons sold (in millions)	1.5	2.0	1.8	4.8	4.6
Revenue per Ton	$162.02	$190.13	$179.77	$189.50	$254.52
Costs per Ton	110.38	137.78	114.32	132.74	124.86
Adjusted EBITDA Margin per Ton	$51.64	$52.35	$65.45	$56.76	$129.66
Adjusted EBITDA (in millions)	$78.6	$102.5	$113.2	$271.9	$593.9
The seaborne met segment shipped 1.5 million tons at an average realized price of $162.02 per ton. Tons sold were 0.5 million tons lower than the prior quarter primarily driven by mine sequencing and the timing of sales. Total segment costs of $110.38 per ton were 20 percent lower than the second quarter primarily due to higher production and lower sales price sensitive costs. The segment reported Adjusted EBITDA margins of 32 percent and Adjusted EBITDA of $78.6 million.

Powder River Basin
	Quarter Ended			Nine Months Ended
	Sept.	Jun.	Sept.	Sept.	Sept.
	2023	2023	2022	2023	2022
Tons sold (in millions)	22.7	18.9	22.3	63.6	61.4
Revenue per Ton	$13.79	$13.71	$12.99	$13.80	$12.55
Costs per Ton	11.41	12.33	11.29	11.98	11.84
Adjusted EBITDA Margin per Ton	$2.38	$1.38	$1.70	$1.82	$0.71
Adjusted EBITDA (in millions)	$54.1	$26.2	$37.9	$116.1	$43.5
The PRB segment shipped 22.7 million tons at an average realized price of $13.79 per ton. Tons sold increased by 3.8 million tons compared to the second quarter primarily driven by higher customer demand and improved rail performance. PRB costs of $11.41 per ton were 7 percent lower than the second quarter due to higher production volumes and lower maintenance costs. The segment reported Adjusted EBITDA margins of 17 percent and Adjusted EBITDA of $54.1 million.

Other U.S. Thermal
	Quarter Ended			Nine Months Ended
	Sept.	Jun.	Sept.	Sept.	Sept.
	2023	2023	2022	2023	2022
Tons sold (in millions)	4.2	3.8	4.8	12.5	13.4
Revenue per Ton	$53.89	$53.63	$54.58	$54.12	$51.62
Costs per Ton	42.28	39.71	39.40	40.92	37.80
Adjusted EBITDA Margin per Ton	$11.61	$13.92	$15.18	$13.20	$13.82
Adjusted EBITDA (in millions)	$49.1	$51.9	$72.7	$165.2	$184.6
The other U.S. thermal segment shipped 4.2 million tons at an average realized price of $53.89 per ton. Tons sold increased by approximately 0.4 million tons compared to the second quarter due to improved customer demand. Costs per ton of $42.28 per ton were 6 percent higher than the second quarter due to lower production and higher fuel and explosives costs. The segment reported Adjusted EBITDA margins of 22 percent and Adjusted EBITDA of $49.1 million.
Seaborne Metallurgical Segment Initiatives
The Company is committed to making strategic investments in its existing seaborne metallurgical portfolio to substantially increase expected coal production and mine life.
North Goonyella – Recently completed a key project milestone of Zone B re-entry. The project remains on track to commence mining of development coal in the first quarter of 2024 and begin longwall panel development.
The Board provided full funds approval to complete development at North Goonyella with longwall production expected in 2026. Total project capital expenditures have been revised to $489 million, an increase of $109 million over prior estimates, due to higher labor costs, equipment cost escalations, and increased regulatory and development costs. Since commencing development in late 2022, the Company has invested $75 million.
The project is expected to generate returns in excess of 21 percent at long term premium hard coking coal prices (~$180/tonne - real) from the initial 20 million tons of longwall production.

Wards Well – On October 25, the company reached an agreement to acquire a large portion of the Wards Well coal deposit that is immediately adjacent to our North Goonyella mine, for cash consideration of $136 million and a contingent royalty of up to $200 million payable after recovery of our full project investment and coal prices exceeding certain targets. The acquisition represents a strategic opportunity to extend the mine life of our premium hard coking coal North Goonyella mine by over 20 years through an integrated 130 million ton mine plan.
Shoal Creek – Development coal production continues and is ahead of target with favorable geological conditions in the L panel area. All significant longwall equipment is now at site and longwall shields are being positioned on the face. First longwall production is anticipated early in the first quarter of 2024.
Metropolitan – Replacing the existing longwall kit at the mine (excluding shields). New equipment will be in place as the mine progresses to the next longwall panel commencing in the first quarter of 2024. Capital expenditures associated with the longwall equipment have largely been accounted for in 2023.
Shareholder Return Program
Peabody generated $87.5 million in operating cash flow from continuing operations in the third quarter which included $81.0 million in working capital charges. The Company also invested $68.1 million in capital expenditures and reached a $72.0 million cash settlement with the DOL for disputed black lung liabilities from discontinued operations. AFCF1 for the first nine months of 2023 was $647.6 million.
Based on financial results for the nine months ended September 30, 2023 and the $0.075 per share dividend declared on October 26, 2023, at least $103.6 million is currently available for additional 2023 shareholder returns in accordance with our previously announced program.

	Quarter Ended	Nine Months Ended
	Sept.	Sept.
	2023	2023
	(Dollars in millions)
Cash Flow from Operations:	$13.4	$753.1
- Cash Flows Used in Investing Activities	(54.6)	(174.6)
- Distributions to Noncontrolling Interest	(36.1)	(58.9)
+/- Changes to Restricted Cash and Collateral (1)	88.3	128.0
- Anticipated Expenditures or Other Requirements	—	—
Available Free Cash Flow (AFCF)	$11.0	$647.6
Allocation for shareholder returns		65%
Total shareholder returns		$420.9
- Dividends paid (2)		(20.7)
- Share repurchases (3)		(286.7)
- Declared dividends (4)		(9.9)
Total available for shareholder returns		$103.6
(1) This amount is equal to the total change in Restricted Cash and Collateral on the balance sheet, excluding partially offsetting amounts already included in cash flow from operations of $29 million and $146 million for the quarter and nine months ended September 30, 2023, respectively and the $660 million one-time funding related to the surety program in the first quarter.
(2) Does not include $0.2 million of non-cash dividend equivalent units issued.
(3) Includes share repurchases through October 20, 2023.
(4) Represents dividends declared that remain payable as of the date of this release.

From the start of 2023 through October 20, 2023, the Company has returned $307.4 million to shareholders, including a fixed dividend of $20.7 million and share repurchases of $286.7 million. The Company has repurchased 13.4 million shares, or 9.3% of shares outstanding.

The Board of Directors continues to evaluate the shareholder return program and it currently views share repurchases as value accretive and an efficient way to return capital to shareholders. All future shareholder returns remain at the discretion of the Board of Directors.
Fourth Quarter 2023 Outlook
Seaborne Thermal
•Volumes are expected to be 4.2 million tons, including 2.8 million export tons. 0.5 million export tons are priced at $161 per ton, and approximately 1.5 million tons of high ash product and 0.8 million tons of Newcastle product are unpriced.
•Costs are expected to be $45-$50 per ton for the quarter, resulting in lower full year cost guidance of $45-$50 per ton
Seaborne Metallurgical
•Seaborne met volumes are expected to be 2.2 million tons. 0.2 million tons are priced at $164 per ton. The remaining unpriced volumes are expected to achieve 65 to 70 percent of the premium hard coking coal price index.
•Costs are expected to be $110-$120 per ton for the quarter
U.S. Thermal
•PRB volume is expected to be approximately 21 million tons at an average price of $13.30 per ton and costs of approximately $11.55 per ton.
•Other U.S. Thermal volume is expected to be approximately 4.1 million tons at an average price of $51.40 per ton and costs of approximately $43-$44 per ton.
Today’s earnings call is scheduled for 10 a.m. CT and can be accessed via the company’s website at PeabodyEnergy.com.
Peabody (NYSE: BTU) is a leading coal producer, providing essential products for the production of affordable, reliable energy and steel. Our commitment to sustainability underpins everything we do and shapes our strategy for the future. For further information, visit PeabodyEnergy.com.
Contact:
Karla Kimrey
314.342.7890

Guidance Targets

Segment Performance
	2023 Full Year
	Total Volume (millions of short tons)	Priced Volume (millions of short tons)	Priced Volume Pricing per Short Ton	Average Cost per Short Ton
Seaborne Thermal	15 - 16	13.6	$85.30	$45.00 - $50.00
Seaborne Thermal (Export)	9.5 - 10.5	7.9	$129.85	NA
Seaborne Thermal (Domestic)	~5.5	5.7	$23.76	NA
Seaborne Metallurgical	6.5 - 7.5	5.0	$187.73	$120.00 - $130.00
PRB U.S. Thermal	80 - 85	93	$13.62	$11.50 - $12.25
Other U.S. Thermal	16.5 - 17.5	18.6	$52.60	$38.00 - $42.00

Other Annual Financial Metrics ($ in millions)
	2023 Full Year
SG&A	$90
Major Project / Growth Capital Expenditures	$200
Total Capital Expenditures	$325
ARO Cash Spend	$60 - $70

Supplemental Information

Seaborne Thermal	~0.8 million tons of unpriced export volumes are expected to price on average at Globalcoal “NEWC” levels and ~1.5 million tons are expected to have a higher ash content and price at 80-95% of API 5 price levels.
Seaborne Metallurgical	On average, Peabody's unpriced metallurgical sales are anticipated to price at 65-70% of the premium hard-coking coal index price (FOB Australia).
PRB and Other U.S. Thermal	PRB and Other U.S. Thermal volumes reflect volumes priced at September 30, 2023. Weighted average quality for the PRB segment 2023 volume is approximately 8650 BTU.
Certain forward-looking measures and metrics presented are non-GAAP financial and operating/statistical measures. Due to the volatility and variability of certain items needed to reconcile these measures to their nearest GAAP measure, no reconciliation can be provided without unreasonable cost or effort.

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters Ended Sept. 30, 2023, Jun. 30, 2023 and Sept. 30, 2022 and the Nine Months Ended Sept. 30, 2023 and 2022

(In Millions, Except Per Share Data)
	Quarter Ended			Nine Months Ended
	Sept.	Jun.	Sept.	Sept.	Sept.
	2023	2023	2022	2023	2022

Tons Sold	32.6	28.9	32.7	93.0	91.2

Revenue (1)	$1,078.9	$1,268.8	$1,342.5	$3,711.7	$3,355.8
Operating Costs and Expenses (2)	803.7	862.0	838.4	2,512.3	2,363.0
Depreciation, Depletion and Amortization	82.3	80.6	80.7	239.2	227.4
Asset Retirement Obligation Expenses	15.4	15.5	13.1	46.3	40.8
Selling and Administrative Expenses	21.5	21.7	19.6	66.0	64.5
Restructuring Charges	0.9	2.0	1.0	3.0	2.8
Other Operating (Income) Loss:
Net Gain on Disposals	(1.4)	(5.2)	(5.0)	(8.5)	(22.7)
Asset Impairment	—	—	1.7	2.0	1.7
Provision for NARM and Shoal Creek Loss	3.3	33.7	—	37.0	—
Income from Equity Affiliates	(5.6)	(2.3)	(27.5)	(9.7)	(120.9)
Operating Profit	158.8	260.8	420.5	824.1	799.2
Interest Expense	13.8	13.3	33.8	45.5	110.8
Net Loss on Early Debt Extinguishment	—	2.0	8.7	8.8	34.5
Interest Income	(20.3)	(23.1)	(4.9)	(56.5)	(6.3)
Net Periodic Benefit Credit, Excluding Service Cost	(10.0)	(9.7)	(12.2)	(29.4)	(36.7)
Income from Continuing Operations Before Income Taxes	175.3	278.3	395.1	855.7	696.9
Income Tax Provision	46.5	74.2	10.7	238.7	21.0
Income from Continuing Operations, Net of Income Taxes	128.8	204.1	384.4	617.0	675.9
Income (Loss) from Discontinued Operations, Net of Income Taxes	2.5	(1.3)	(0.8)	(0.1)	(2.3)
Net Income	131.3	202.8	383.6	616.9	673.6
Less: Net Income Attributable to Noncontrolling Interests	11.4	23.6	8.5	49.3	8.5
Net Income Attributable to Common Stockholders	$119.9	$179.2	$375.1	$567.6	$665.1

Adjusted EBITDA (3)	$270.0	$358.2	$438.9	$1,018.8	$1,344.2

Diluted EPS - Income from Continuing Operations (4)(5)	$0.80	$1.16	$2.34	$3.68	$4.33

Diluted EPS - Net Income Attributable to Common Stockholders (4)	$0.82	$1.15	$2.33	$3.68	$4.31

(1)
Includes net gains of $40.3 million and $90.4 million related to unrealized mark-to-market adjustments on derivatives related to forecasted sales during the quarters ended June 30, 2023 and September 30, 2022, respectively, and a net gain of $159.0 million and a net loss of $235.1 million during the nine months ended September 30, 2023 and 2022, respectively. No gains or losses were recorded during the quarter ended September 30, 2023.

(2)	Excludes items shown separately.
(3)	Adjusted EBITDA is a non-GAAP financial measure. Refer to the “Reconciliation of Non-GAAP Financial Measures” section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.
(4)
Weighted average diluted shares outstanding were 149.9 million, 159.0 million and 161.9 million during the quarters ended September 30, 2023, June 30, 2023 and September 30, 2022, respectively. Weighted average diluted shares outstanding were 156.7 million and 155.6 million during the nine months ended September 30, 2023 and 2022, respectively.

(5)	Reflects income from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Balance Sheets
As of Sept. 30, 2023 and Dec. 31, 2022

(Dollars In Millions)
	(Unaudited)
	Sep. 30, 2023	Dec. 31, 2022
Cash and Cash Equivalents	$988.5	$1,307.3
Accounts Receivable, Net	348.4	465.5
Inventories, Net	352.0	296.1
Other Current Assets	244.1	303.6
Total Current Assets	1,933.0	2,372.5
Property, Plant, Equipment and Mine Development, Net	2,805.5	2,865.0
Operating Lease Right-of-Use Assets	36.0	26.9
Restricted Cash and Collateral	866.1	187.4
Investments and Other Assets	79.1	84.3
Deferred Income Taxes	2.5	74.7
Total Assets	$5,722.2	$5,610.8

Current Portion of Long-Term Debt	$12.7	$13.2
Accounts Payable and Accrued Expenses	826.8	905.5
Total Current Liabilities	839.5	918.7
Long-Term Debt, Less Current Portion	320.9	320.6
Deferred Income Taxes	20.0	20.4
Asset Retirement Obligations	669.7	665.8
Accrued Postretirement Benefit Costs	150.6	156.5
Operating Lease Liabilities, Less Current Portion	21.6	11.0
Other Noncurrent Liabilities	187.4	223.0
Total Liabilities	2,209.7	2,316.0

Common Stock	1.9	1.9
Additional Paid-in Capital	3,981.2	3,975.9
Treasury Stock	(1,655.7)	(1,372.9)
Retained Earnings	930.6	383.9
Accumulated Other Comprehensive Income	200.6	242.5
Peabody Energy Corporation Stockholders' Equity	3,458.6	3,231.3
Noncontrolling Interests	53.9	63.5
Total Stockholders' Equity	3,512.5	3,294.8
Total Liabilities and Stockholders' Equity	$5,722.2	$5,610.8

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Quarters Ended Sept. 30, 2023, Jun. 30, 2023 and Sept. 30, 2022 and the Nine Months Ended Sept. 30, 2023 and 2022

(Dollars In Millions)
	Quarter Ended			Nine Months Ended
	Sept.	Jun.	Sept.	Sept.	Sept.
	2023	2023	2022	2023	2022
Cash Flows From Operating Activities
Net Cash Provided By Continuing Operations	$87.5	$355.8	$496.8	$832.7	$508.9
Net Cash Used in Discontinued Operations	(74.1)	(2.4)	(2.1)	(79.6)	(4.8)
Net Cash Provided By Operating Activities	13.4	353.4	494.7	753.1	504.1
Cash Flows From Investing Activities
Additions to Property, Plant, Equipment and Mine Development	(68.1)	(66.6)	(41.4)	(190.4)	(104.5)
Changes in Accrued Expenses Related to Capital Expenditures	0.3	(3.8)	1.4	(5.1)	(8.3)
Proceeds from Disposal of Assets, Net of Receivables	1.9	9.1	7.2	13.9	30.6
Contributions to Joint Ventures	(202.6)	(164.6)	(199.1)	(573.4)	(475.1)
Distributions from Joint Ventures	213.6	163.8	184.4	579.4	465.2
Advances to Related Parties	—	(0.1)	(0.1)	(0.1)	(1.3)
Cash Receipts from Middlemount Coal Pty Ltd and Other Related Parties	0.9	1.7	11.0	2.6	154.9
Other, Net	(0.6)	(1.0)	3.2	(1.5)	(0.4)
Net Cash (Used In) Provided By Investing Activities	(54.6)	(61.5)	(33.4)	(174.6)	61.1
Cash Flows From Financing Activities
Proceeds from Long-Term Debt	—	—	—	—	545.0
Repayments of Long-Term Debt	(2.1)	(2.1)	(191.5)	(6.9)	(846.3)
Payment of Debt Issuance and Other Deferred Financing Costs	—	—	(0.4)	(0.3)	(21.1)
Proceeds from Common Stock Issuances, Net of Costs	—	—	—	—	222.0
Common Stock Repurchases	(91.0)	(173.0)	—	(264.0)	—
Repurchase of Employee Common Stock Relinquished for Tax Withholding	—	(0.5)	—	(13.7)	(2.6)
Dividends Paid	(9.9)	(10.8)	—	(20.7)	—
Distributions to Noncontrolling Interests	(36.1)	—	(3.7)	(58.9)	(17.5)
Net Cash Used In Financing Activities	(139.1)	(186.4)	(195.6)	(364.5)	(120.5)
Net Change in Cash, Cash Equivalents and Restricted Cash	(180.3)	105.5	265.7	214.0	444.7
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	1,811.9	1,706.4	1,133.3	1,417.6	954.3
Cash, Cash Equivalents and Restricted Cash at End of Period	$1,631.6	$1,811.9	$1,399.0	$1,631.6	$1,399.0

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters Ended Sept. 30, 2023, Jun. 30, 2023 and Sept. 30, 2022 and the Nine Months Ended Sept. 30, 2023 and 2022

(Dollars In Millions)

Note: Management believes that non-GAAP performance measures are used by investors to measure our operating performance. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Quarter Ended			Nine Months Ended
	Sept.	Jun.	Sept.	Sept.	Sept.
	2023	2023	2022	2023	2022

Income from Continuing Operations, Net of Income Taxes	$128.8	$204.1	$384.4	$617.0	$675.9
Depreciation, Depletion and Amortization	82.3	80.6	80.7	239.2	227.4
Asset Retirement Obligation Expenses	15.4	15.5	13.1	46.3	40.8
Restructuring Charges	0.9	2.0	1.0	3.0	2.8
Asset Impairment	—	—	1.7	2.0	1.7
Provision for NARM and Shoal Creek Loss	3.3	33.7	—	37.0	—
Changes in Amortization of Basis Difference Related to Equity Affiliates	(0.5)	(0.4)	(0.5)	(1.2)	(1.7)
Interest Expense	13.8	13.3	33.8	45.5	110.8
Net Loss on Early Debt Extinguishment	—	2.0	8.7	8.8	34.5
Interest Income	(20.3)	(23.1)	(4.9)	(56.5)	(6.3)
Unrealized (Gains) Losses on Derivative Contracts Related to Forecasted Sales	—	(40.3)	(90.4)	(159.0)	235.1
Unrealized Losses (Gains) on Foreign Currency Option Contracts	0.5	(2.8)	1.4	(0.1)	4.4
Take-or-Pay Contract-Based Intangible Recognition	(0.7)	(0.6)	(0.8)	(1.9)	(2.2)
Income Tax Provision	46.5	74.2	10.7	238.7	21.0
Adjusted EBITDA (1)	$270.0	$358.2	$438.9	$1,018.8	$1,344.2

Operating Costs and Expenses	$803.7	$862.0	$838.4	$2,512.3	$2,363.0
Unrealized (Losses) Gains on Foreign Currency Option Contracts	(0.5)	2.8	(1.4)	0.1	(4.4)
Take-or-Pay Contract-Based Intangible Recognition	0.7	0.6	0.8	1.9	2.2
Net Periodic Benefit Credit, Excluding Service Cost	(10.0)	(9.7)	(12.2)	(29.4)	(36.7)
Total Reporting Segment Costs (2)	$793.9	$855.7	$825.6	$2,484.9	$2,324.1

Net Cash Provided By Operating Activities	$13.4			$753.1
- Net Cash Used In Investing Activities	(54.6)			(174.6)
- Distributions to Noncontrolling Interests	(36.1)			(58.9)
+/- Changes to Restricted Cash and Collateral	88.3			128.0
- Anticipated Expenditures or Other Requirements	—			—
Available Free Cash Flow (3)	$11.0			$647.6

(1)	Adjusted EBITDA is defined as income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses and depreciation, depletion and amortization. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance, as displayed in the reconciliation above. Adjusted EBITDA is used by management as the primary metric to measure each of our segment's operating performance and allocate resources.
(2)	Total Reporting Segment Costs is defined as operating costs and expenses adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance, as displayed in the reconciliation above. Total Reporting Segment Costs is used by management as a component of a metric to measure each of our segment's operating performance.
(3)	Available Free Cash Flow is defined as operating cash flow minus investing cash flow and distributions to noncontrolling interests; plus/minus changes to restricted cash and collateral (excluding one-time effects of the recent surety agreement amendment) and other anticipated expenditures. Available Free Cash Flow is used by management as a measure of our ability to generate excess cash flow from our business operations.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Supplemental Financial Data (Unaudited)
For the Quarters Ended Sept. 30, 2023, Jun. 30, 2023 and Sept. 30, 2022 and the Nine Months Ended Sept. 30, 2023 and 2022

	Quarter Ended			Nine Months Ended
	Sept.	Jun.	Sept.	Sept.	Sept.
	2023	2023	2022	2023	2022

Revenue Summary (In Millions)
Seaborne Thermal	$297.4	$399.5	$353.2	$1,043.4	$959.3
Seaborne Metallurgical	247.0	372.5	310.7	907.9	1,165.8

Powder River Basin	313.0	259.7	290.5	878.0	771.4
Other U.S. Thermal	228.2	199.9	261.4	677.5	689.4
Total U.S. Thermal	541.2	459.6	551.9	1,555.5	1,460.8
Corporate and Other (1)	(6.7)	37.2	126.7	204.9	(230.1)
Total	$1,078.9	$1,268.8	$1,342.5	$3,711.7	$3,355.8

Total Reporting Segment Costs Summary (In Millions) (2)
Seaborne Thermal	$181.9	$202.0	$182.0	$566.4	$520.8
Seaborne Metallurgical	168.4	270.0	197.5	636.0	571.9

Powder River Basin	258.9	233.5	252.6	761.9	727.9
Other U.S. Thermal	179.1	148.0	188.7	512.3	504.8
Total U.S. Thermal	438.0	381.5	441.3	1,274.2	1,232.7
Corporate and Other	5.6	2.2	4.8	8.3	(1.3)
Total	$793.9	$855.7	$825.6	$2,484.9	$2,324.1

Other Supplemental Financial Data (In Millions)
Adjusted EBITDA - Seaborne Thermal	$115.5	$197.5	$171.2	$477.0	$438.5
Adjusted EBITDA - Seaborne Metallurgical	78.6	102.5	113.2	271.9	593.9

Adjusted EBITDA - Powder River Basin	54.1	26.2	37.9	116.1	43.5
Adjusted EBITDA - Other U.S. Thermal	49.1	51.9	72.7	165.2	184.6
Adjusted EBITDA - Total U.S. Thermal	103.2	78.1	110.6	281.3	228.1
Middlemount (3)	7.7	3.7	27.9	13.7	121.9
Resource Management Results (4)	3.1	6.0	5.2	11.4	22.5
Selling and Administrative Expenses	(21.5)	(21.7)	(19.6)	(66.0)	(64.5)
Other Operating Costs, Net (5)	(16.6)	(7.9)	30.4	29.5	3.8
Adjusted EBITDA (2)	$270.0	$358.2	$438.9	$1,018.8	$1,344.2

(1)	Includes net gains of $40.3 million and $90.4 million related to unrealized mark-to-market adjustments on derivatives related to forecasted sales during the quarters ended June 30, 2023 and September 30, 2022, respectively, and a net gain of $159.0 million and a net loss of $235.1 million during the nine months ended September 30, 2023 and 2022, respectively. No gains or losses were recorded during the quarter ended September 30, 2023.
(2)	Total Reporting Segment Costs and Adjusted EBITDA are non-GAAP financial measures. Refer to the “Reconciliation of Non-GAAP Financial Measures” section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.
(3)	We account for our 50% equity interest in Middlemount Coal Pty Ltd. (Middlemount), which owns the Middlemount Mine, under the equity method. Middlemount's standalone results exclude the impact of related changes in amortization of basis difference recorded by the company in applying the equity method. Middlemount's standalone results include (on a 50% attributable basis):
	Quarter Ended			Nine Months Ended
	Sept.	Jun.	Sept.	Sept.	Sept.
	2023	2023	2022	2023	2022
	(In Millions)
Tons sold	0.4	0.3	0.4	1.0	1.2
Depreciation, depletion and amortization and asset retirement obligation expenses	$1.8	$1.7	$1.7	$5.1	$5.7
Net interest expense	0.1	—	—	0.1	0.2
Income tax provision	3.3	1.6	11.2	5.9	50.5
(4)	Includes gains (losses) on certain surplus coal reserve and surface land sales and property management costs and revenue.
(5)	Includes trading and brokerage activities, costs associated with post-mining activities, minimum charges on certain transportation-related contracts, costs associated with suspended operations including the North Goonyella Mine and revenue of $19.2 million related to the Q1 2023 assignment of port and rail capacity.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's or the Board’s current expectations or predictions of future conditions, events, or results. All statements that address operating performance, events, or developments that may occur in the future are forward-looking statements, including statements regarding the shareholder return framework, execution of the Company’s operating plans, market conditions for the Company’s products, reclamation obligations, financial outlook, potential acquisitions and strategic investments, and liquidity requirements. All forward-looking statements speak only as of the date they are made and reflect Peabody's good faith beliefs, assumptions, and expectations, but they are not guarantees of future performance or events. Furthermore, Peabody disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive, and regulatory factors, many of which are beyond Peabody's control, that are described in Peabody's periodic reports filed with the SEC including its Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended Mar. 31, 2023, and other factors that Peabody may describe from time to time in other filings with the SEC. You may get such filings for free at Peabody's website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.